Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-24958 and 33-49817) pertaining to the McDonald’s Corporation Profit Sharing and Savings Plan of our report dated May 26, 2004, with respect to the financial statements and schedules of the McDonald’s Corporation Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) of McDonald’s Corporation for the year ended December 31, 2003.

ERNST & YOUNG LLP

Chicago, Illinois

June 21, 2004